Exhibit 10.3

Certain information has bee excluded from this agreement (indicated by “[***]”) because Taysha Gene Therapies, Inc. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

This License Agreement (“Agreement”) is effective on this 21st day of February 2020 (the “Effective Date”).

Between:

QUEEN’S UNIVERSITY AT KINGSTON

(hereinafter referred to as “Licensor”)

and

Taysha Gene Therapies Inc.

(hereinafter referred to as “Licensee”)

BACKGROUND:

Whereas the Licensed Technology (as defined below) was made in the course of research at the Licensor (or an affiliated research institution or hospital) by the Principal Investigator(s) (as defined below).

Whereas the Principal Investigators have assigned all right, title and interest in the Licensed Technology to the Licensor.

Whereas Licensor has rights under the Licensed Patents and Licensed Technology (as defined below) to make, have made, use, offer for sale, sell and import Licensed Product and otherwise exploit the Licensed Patents and Licensed Technology and to license to others under the Licensed Patents and Licensed Technology to make, have made, use, offer for sale, sell and import Licensed Product and otherwise exploit the Licensed Patents and Licensed Technology.

Subject to the terms and conditions set out in this Agreement, Licensee desires to obtain from Licensor and Licensor wishes to grant to Licensee an exclusive license under the Licensed Patents and Licensed Technology to make, have made, use, offer for sale, sell and import the Licensed Product and otherwise exploit the Licensed Patents and Licensed Technology pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and obligations hereinafter contained, and other good and valuable consideration, Licensor and Licensee agree as follows.

Article 1 – Definitions

For the purposes of this Agreement, the following capitalized terms, words, and phrases, when used in either the singular or plural, shall have the following meanings:

1.1

“Affiliate” means, with respect to a party to this Agreement, any Entity which controls, is controlled by, or is under common control with such party, in each case, for so long as such control exists, where the term “control” means direct or indirect possession of (a) at least fifty percent (50%) of the voting securities or comparable equity interest by or in such Entity or (b) the power to direct affirmatively the management and policies of such Entity.

1.2	“Calendar Quarter” means a period of three (3) months in the Gregorian Calendar ending on the last day of March, June, September, or December.

1.3	“Calendar Year” means the period of four Calendar Quarters ending on the last day of December.

1.4

“Clinical Trial” means a Phase I Study, a Phase I/II Study, a Phase II Study, or a Phase III Study, or such other clinical study in human subjects that is permitted by the FDA or other applicable regulatory authority and is designed to generate data in support of or maintenance of an application for regulatory approval.

1.5

“Commercial Sale” means the sale or other transfer of a Licensed Product following Marketing Approval by the appropriate and applicable governmental agency for the country in which the sale is to be made. The transfer of such Licensed Product to a third party for use in research and development (including in Clinical Trials for regulatory approval), as marketing samples to develop or promote such Licensed Product, or for compassionate use or other donations shall not constitute a Commercial Sale. A transfer between any selling party, where the intent is to further sell, transfer or provide services to others, shall not be considered a Commercial Sale of a Licensed Product.

1.6

“Confidential Information” means any confidential or proprietary information of a party disclosed under this Agreement by such party (the “Disclosing Party”) to the other party (the “Receiving Party”), whether or not designated as being confidential or proprietary, for which reasonable precautions have been taken to maintain the secrecy of such information, including but not limited to information relating to any scientific or engineering information or research project, work in process, future developments, names of suppliers and customers, marketing and business plans relating to either party or other confidential or proprietary information that a reasonable person would understand to be confidential or proprietary information of such Disclosing Party, whether in oral, written, graphic or electronic form. Confidential Information of the Disclosing Party shall not include information that is, as demonstrated by written documentation: (i) known to the other party prior to disclosure by the Disclosing Party without a prior duty of confidentiality to the Receiving Party; (ii) disclosed in published literature; (iii) generally known or available to industry; (iv) obtained by the Receiving

Party from a third party who is not in breach of any confidentiality obligations to the Disclosing Party; or (v) independently developed by the Receiving Party without any reference to or use of the Confidential Information of the Disclosing Party.

1.7

“Covered by the Licensed Patents” means that, in respect of a Licensed Product, the manufacture, use, or sale of such Licensed Product would infringe, but for the License granted hereunder, a Valid Claim in the Licensed Patents in the country in which such product is manufactured, used or sold.

1.8

“Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an individual, a government or political subdivision thereof, including an agency, or any other organization which can exercise independent legal standing.

1.9	“Fair Market Value” means the [***].

1.10	“Field of Use” means all fields of use.

1.11	“Foundation” means New Hope Research Foundation, Inc.

1.12	“Gross Revenues” means all amounts [***] by Licensee, any of its Affiliates or Sublicensees arising from a Commercial Sale.

1.13

“Improvements” means any improvement, idea, design, concept, technique, discovery or invention encumbered by the specification of the Licensed Patents or the Licensed Technology, including for the treatment of Tay-Sachs disease or Sandhoff’s Disease, whether or not patentable, copyrightable, or otherwise protectable as intellectual property, developed by the Principal Investigator during the Principal Investigator’s employment by Queen’s University at any time during the term of this Agreement.

1.14

“Know-How” means trade secrets, Confidential Information of Licensor, and other useful, technical information, including without limitation knowledge, know-how, procedures, devices, methods, formulas, software, designs, techniques, processes, and inventions not known to the public, related to the Licensed Patents as described in Schedule B. “Know-How” does not include the Licensed Patents claiming any of the foregoing.

1.15	“License” means the license rights granted in Article 2 of this Agreement.

1.16

“Licensed Patents” means the patents or patent applications identified in Schedule A, all patents and patent applications that claim priority (directly or indirectly, in whole or in part) thereto, any and all Canadian and foreign applications or patents corresponding thereto, continuations, continuations-in-part, divisions, patents of addition, reissues, re-examinations, supplementary protection certificates, substitutions, renewals, term restorations, revalidations, or extensions of the foregoing.

1.17

“Licensed Product” means any product for use in the Field of Use whose development, making, having made, use, sale, offer for sale, import, export, and distribution would, in the absence of the License from Licensor, infringe one or more Valid Claims of the Licensed Patents and/or uses the Licensed Technology.

1.18

“Licensed Technology” means all of the technology, information and intellectual property related to the Licensed Patents that is owned or controlled by Licensor, including without limitation all Know-How and Improvements, as described in Schedule B.

1.19

“Marketing Approval” means all approvals, licenses, registrations or authorizations of the applicable governmental or regulatory authority(ies) in a jurisdiction necessary for the manufacture, use, storage, import, marketing and sale of a Licensed Product in such jurisdiction. For jurisdictions where governmental or other similar approval of pricing and/or reimbursement is reasonably necessary for marketing in such jurisdiction, Marketing Approval shall not be deemed to occur until such pricing or reimbursement approval is obtained.

1.20	“Net Sales” means [***].

1.21

“Phase I Study” means a clinical study of a drug candidate in human patients with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. §312.21(a), or a comparable clinical study prescribed by the relevant regulatory authority in a country other than the United States. The drug candidate can be administered to patients as a single agent or in combination with other investigational or marketed agents.

1.22	“Phase I/II Study” means a clinical study of a drug candidate in diseased human patients that satisfies the requirements of a Phase 1 Study and a Phase 2 Study.

1.23

“Phase II Study” means a clinical study of a drug candidate in human patients with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, and pharmacokinetics information as described in 21 C.F.R. §312.21(b), or a comparable clinical study prescribed by the relevant regulatory authority in a country other than the United States including a human clinical study that is also designed to satisfy the requirements of 21 C.F.R. §312.21(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. §312.21(b) (or corresponding foreign regulations) or otherwise to enable a Phase III Clinical Study (e.g., a Phase I/II Study). The relevant drug candidate may be administered to patients as a single agent or in combination with other investigational or marketed agents.

1.24

“Phase III Study” means a clinical study of a drug candidate in human patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Marketing Approval in any country as described in 21 C.F.R. 312.21(c), or a comparable clinical study prescribed by the relevant regulatory authority in a country other than the United States. The relevant drug candidate may be administered to patients as a single agent or in combination with other investigational or marketed agents.

1.25

“Principal Investigator” means the inventor of the Licensed Technology whom are or were faculty members, cross-appointees, employees and/or students enrolled at Licensor when the Licensed Technology was created and the named inventor of the Licensed Patents.

1.26	“Queen’s” means Queen’s University at Kingston, Ontario.

1.27

“Registration Study” means clinical study of a drug candidate in human patients that satisfies both of the following ((i) and (ii)): (i) such clinical study establishes that such Licensed Product has an acceptable safety and efficacy profile for its use, and to determine warnings, precautions, or adverse reactions that are associated with such Licensed Product and is intended to support a Marketing Approval of such Licensed Product; and (ii) such clinical study is sufficient to support the filing of Marketing Approval for such Licensed Product in the United States pursuant to the requirements of the United States Food and Drug Administration or Marketing Approval granted by a regulatory authority in any country.

1.28

“Regulatory Exclusivity” means, with respect to any country, legal exclusive marketing rights granted by a regulatory authority in such country with respect to a Licensed Product, including but not limited to data exclusivity, pediatric exclusivity, chemical entity exclusivity and/or orphan drug designation/exclusivity.

1.29

“ROFN Improvements” means other than Improvements, any improvement, idea, design, concept, technique, discovery or invention, whether or not patentable, copyrightable, or otherwise protectable as intellectual property that has been assigned, or contractually committed to be assigned pursuant to an intellectual property agreement (“IPA”) or similar agreement, to Licensor. For clarity, ROFN Improvements include next generation technology or improvements to the Licensed Patents or Licensed Technology that are not Improvements but conceived or reduced to practice during the term of the Agreement by Principal Investigator of the Licensed Patents or Licensed Technology for the treatment of Tay-Sachs disease or Sandhoff’s Disease.

1.30

“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period beginning on the first Commercial Sale of a Licensed Product in a country and ending on the later of (a) the expiration of the last Valid Claim covering such Licensed Product in such country and (b) the expiration of Regulatory Exclusivity for such Licensed Product in such country.

1.31	“Sublicensee” means any Entity that is granted a sublicense under the Licensed Technology and/or the Licensed Patents by Licensee.

1.32	“Sublicensing Revenue” means [***].

1.33	“Territory” means worldwide.

1.34

“Valid Claim” means: (a) a claim in an issued and unexpired patent that has not been held invalid or unenforceable by the final, unappealable decision of a court, or similar legal entity, of competent jurisdiction, or (b) a claim in a pending patent application within the Licensed Patents that is actively being prosecuted and has not been abandoned, expired or rejected without the possibility of appeal or refiling. A patent application pending for more than [***] shall not be considered to have a Valid Claim for purposes of this Agreement unless and until a patent with respect to such patent application issues with such claim.

1.35	Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section
Agreement	Preamble
Applicable Laws	6.2
Effective Date	Preamble
Force Majeure Event	12.6
Insurance Coverage	8.5
Licensee	Preamble
Licensor	Preamble
Licensor Patent	7.1
Maximum Anti-Stacking Reduction	4.2
Overdue Payment	5.3
Priority Review	4.5
Priority Review Voucher	4.5
ROFN	2.6.1
Sublicense Agreement	2.5.1
Sublicensing Revenue	4.4

Article 2– Grant of Rights

2.1

License - Subject to the terms and conditions of this Agreement, and where Licensor may lawfully grant such license rights, Licensor hereby grants to Licensee the exclusive, perpetual, royalty-bearing right and license (with the right to sublicense through multiple tiers), in the Territory, under Licensed Technology and the Licensed Patents in the Field of Use, (i) to develop Licensed Products, (ii) to use and otherwise exploit the Licensed Technology and the Licensed Patents, and (iii) to make, have made, use, sell, offer for sale, import, export and distribute Licensed Products.

2.2

Third Party Compulsory License. In the event that Licensor is required pursuant to an order, ruling of finding of any court, regulatory entity or other governmental entity within a jurisdiction (other than Licensor) to grant a third party a license under the Licensed Technology to make, have made, use, sell, offer for sale, import, export and distribute a Licensed Product, then Licensor shall immediately notify Licensee in writing. The Parties shall adjust the amounts set forth in Article 4 commensurate with the impact of value decrease resulting from conversion of such license grant from an exclusive license to co-exclusive license or non-exclusive license pursuant to the terms of the license granted to such third party.

2.3

Rights Retained by Licensor - Notwithstanding the foregoing, Licensor retains the right to use and practice the Licensed Technology and the Licensed Patents within the Field of Use for non-commercial research including non-commercial preclinical research, and/or academic purposes only (including publishing scientific findings from research related to the Licensed Technology), which right it may transfer only to Queen’s and Kingston Health Sciences Centre or any institutions Queen’s or KHSC is performing collaborative research with for the same purposes, so long as Licensor, in mutual agreement with Licensee, reasonably determines that such transfer to collaborative researchers would not compromise the objectives of any Clinical Trials for the Licensed Products. Notwithstanding the foregoing, in all cases clinical research may not be conducted by Licensor, Queen’s and Kingston Health Sciences Centre or any institutions Queen’s or KHSC with a specific vector and transgene combination once such is identified for a Licensed Product, except as permitted in a clinical study agreement between the Parties or otherwise permitted by the Licensee in writing.

2.4

No right in Licensed Patents and Licensed Technology - Licensee agrees and acknowledges that it acquires no rights in the Licensed Patents or the Licensed Technology except the License expressly granted under this Agreement.

2.5

Rights to Sublicense -The License granted under this Agreement specifically includes the right of Licensee to grant sublicenses through multiple tiers. Licensee agrees that any sublicense it grants to any third party shall be granted under the following conditions:

2.5.1 Any sublicense grant of rights under the Licensed Technology and/or the Licensed Patents shall be restricted to the Field of Use and shall be under terms and conditions as set out in this Agreement (the “Sublicense Agreement”).    Each Sublicense Agreement

shall specifically reference this Agreement and all rights retained by Licensor and contain the following:

(i)	Sublicensee’s acknowledgement of the Licensor’s rights under Sections 2.3, 8.1, 8.3 and 8.4; and

(ii)

A provision that upon expiry or termination of this Agreement, the rights granted to any Sublicensee shall terminate; provided, however, that any validly issued sublicense shall survive any expiration or termination of this Agreement provided that the Sublicensee agrees to be bound by the applicable terms of the Agreement with respect to activities of the Sublicensee under such Sublicense Agreement.

2.5.2 Within [***] after the execution of the Sublicense Agreement, Licensee shall forward to Licensor a fully executed copy of the Sublicense Agreement, which may be redacted to the extent the terms thereof are not necessary to determine compliance with this Agreement. Should the Sublicense Agreement be written in a language other than English, Licensee shall provide Licensor with an English translation of the Sublicense Agreement. Should the Licensee grant sublicenses that includes terms and conditions that are not consistent with this Agreement, the sublicense shall be null and void.

2.6	Right of First Negotiation.

2.6.1

Licensor hereby grants Licensee an exclusive right of first negotiation (“Right of First Negotiation” or “ROFN”) during the term of this Agreement to license the right to under ROFN Improvements in the Field of Use, (i) to develop licensed products, (ii) to use and otherwise exploit the ROFN Improvements, and (iii) to make, have made, use, sell, offer for sale, import, export and distribute licensed products (“ROFN Products”).

2.6.2

Licensor shall not license, sell, assign, transfer, covenant or otherwise grant any rights to a the ROFN Product in the Field of Use in any country without first offering Licensee in writing the right to include such ROFN Improvements in a ROFN Product or a Licensed Product under this Agreement, including the license grants of Section 2.1, as provided in this Section 2.6 (“ROFN Offer Notice”). Licensee may exercise its ROFN for a ROFN Product by providing written notice to Licensor of its exercise of the ROFN within [***] of receipt of the ROFN Offer Notice from Licensor. Prior to Licensor negotiating with or entertaining offers from a Third Party to license, sell, assign, transfer, covenant or otherwise grant any rights to, or otherwise seeking directly or indirectly to exploit, any ROFN Product, Licensor shall first notify Licensee with a ROFN Offer Notice and shall negotiate solely and in good faith with Licensee to grant Licensee a license pursuant of similar scope to the license grants of Section 2.1 for such ROFN Product for a period commencing with the date Licensee provides notice to Licensor of its exercise of the ROFN and expiring [***] thereafter.

2.6.3

If the Parties are unable to agree on substantive terms within the [***] period of negotiation (the “ROFN Period”) despite good faith efforts, Licensor shall be free to enter into an agreement with a Third Party for the license of Licensor’s rights in the ROFN Products by such Third Party, as applicable, provided that the financial terms of such agreement shall be more favorable to Licensor in the aggregate than those financial terms last offered by or to Licensee (or substantially similar terms).

Article 3– Term

3.1

Term - The term of this Agreement shall commence on the Effective Date and, unless otherwise terminated under this Agreement, shall extend until the expiration of the last Royalty Term (the “Term”). Following expiration of the Term (but not earlier termination), the License shall survive and become non-exclusive, perpetual, irrevocable, fully paid-up and royalty-free.

Article 4 – Licensing Consideration

4.1

License Issue Fee – Licensee shall pay Licensor a one-time, non-refundable license fee of Three Million ($3,000,000 USD) within [***]. The license issue fee shall be non-refundable and may not be credited towards the payment of other consideration that Licensee is obligated to pay Licensor under this Agreement.

4.2

Annual Earned Royalties – In partial consideration for the License granted in this Agreement, Licensee shall pay to Licensor, on a Licensed Product-by-Licensed Product and country-by-country basis, during the Royalty Term, an annual earned royalty of [***] of Net Sales of Licensed Products.

For clarity, the foregoing royalties shall only be payable during the applicable Royalty Term. If the Licensee, its Affiliate or a Sublicensee becomes obligated to pay additional amounts to third parties with respect to a Licensed Product, the Licensee may deduct [***] of the amount owing to such third parties from the royalties owing to the Licensor with respect to such Licensed Product; provided that under no circumstance shall the royalties due to the Licensor be less than [***] of the royalties otherwise owed to the Licensor without such deduction.

4.3

Milestone Payments - In partial consideration for the license granted herein, Licensee shall pay to Licensor the following amounts within [***] of achievement of the following development milestones. For clarity, all milestones shall be payable only once regardless of whether milestones are achieved for multiple Licensed Products.

Date or Event	Amount
[***]	[***	]

4.4

Sublicensing Revenue - In addition to all other royalties, fees and payments payable hereunder, Licensee will pay to Licensor a percentage of the Sublicensing Revenue as follows: [***]. Licensee shall make such payment to Licensor within [***] after Licensee’s receipt of such payment from such Sublicensee.

4.5

Revenues From Sale of FDA Priority Review Voucher – In addition to all other royalties, fees and payments payable hereunder, Licensee will pay to Licensor [***], capped at [***] (within [***] following any such sale), of all amounts received by Licensee or Sublicensee, where such consideration is exchanged for the sale of a granted FDA issued Priority Review Voucher or successor program. “Priority Review Voucher” means the Priority Review (as defined below) voucher issued by the United States Secretary of Health and Human Services to the Licensee in connection with Marketing Approval of a Licensed Product as evidenced by publication in the Federal Register (or successor publication) that entitles the holder of such voucher to Priority Review of a single human drug application submitted to the FDA. “Priority Review” means a priority review of and action upon a human drug application by the FDA not later than six (6) months after the filing of such application to the FDA, as defined in and pursuant to the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder.

4.6

Right of First Negotiation to Purchase Royalty Stream – Licensor shall grant Licensee a [***] Right of First Negotiation to match any third-party offer to purchase the royalty stream from any Licensed Product.

4.7	Payment of Plasmid- Licensee shall reimburse Licensor $221,300 USD to cover the cost of plasmid production by Aldevron within [***] following [***].

4.8

Taxes - All amounts set out above in this Article 4 are exclusive of taxes such as Goods and Services Tax, Provincial Sales Tax, Harmonized Sales Tax or any other tax eligible thereon, which shall be payable by Licensee to Licensor. Licensee will withhold only the minimum amount of taxes specified by Licensee’s country of taxation and any tax treaty between Canada and Licensee’s country of taxation. If applicable, Licensee will cooperate with Licensor in completing all prescribed forms to claim a reduced amount of taxes withheld under the tax treaty, if any, between Canada and Licensee’s country of taxation. Licensee will immediately notify Licensor of any change in the residence status or upon registration for the purposes of the Canadian excise Tax Act.

4.9

Offset. In the event that Foundation, its directors, trustees, officers, employees, successors or assigns threatens or brings a claim, action or dispute against Licensee relating to the Licensed Patents, Licensed Technology or Licensed Product, Licensee may offset all amounts expended by Licensee and any sublicensee in responding to, defending and settling such claim, action or dispute (including, but not limited to, attorneys’ fees and settlement amounts) against amounts due and payable to Licensor from Licensee and its sublicensees under this Article 4.

Article 5 – Payments and Reports

5.1

Payments - Unless otherwise specified in this Agreement, all undisputed amounts due to Licensor shall be paid within [***] following the end of the Calendar Quarter in which such payment accrues or Licensee otherwise incurs the obligation to pay such undisputed amounts. All such payments shall be remitted to Licensor’s address given in the notification provision of this Agreement or to such other address as Licensor shall direct. All payments to Licensor shall be remitted using the following payment information:

[***]

5.2

Currency - All amounts due to Licensor under this Agreement are in USD and are to be paid in USD. With respect to Net Sales received by Licensee in currency other than USD, calculations required to ascertain amounts due Licensor and any currency conversions necessary to make payment of amounts due Licensor shall be made using an average of the official closing exchange rate quoted by the Wall Street Journal on the last day of each month in the applicable Calendar Quarter. If such currency conversion is not reasonably possible, Licensee shall immediately inform Licensor and Licensee, shall deposit any amounts owed to Licensor, in the currency of the Net Sales received, in the bank or trust association of the country of such currency designated by Licensor.

5.3

Late Fees - If any undisputed payment is made more than [***] late after the date such payment is due (an “Overdue Payment”), Licensee shall pay to Licensor interest on an Overdue Payment at a rate of [***]. Such interest will accrue on an Overdue Payment from the [***] after the payment was due. Accrued interest will be due and payable on the first day of each month after interest begins to accrue, until full payment of all Overdue Payments and accrued interest.

5.4

Reports - During the term of this Agreement and for [***] thereafter, Licensee shall keep, at its own expense, accurate books of account using accepted accounting procedures, detailing the data necessary to calculate any payments due Licensor from Licensee under this Agreement. Each payment made to Licensor shall be accompanied by a written report summarizing the data used to calculate the amounts paid. Each report pertaining to royalty payments for the applicable accounting period shall specifically include the following, as applicable:

(i)	Gross Revenue amounts;

(ii)	Net Sales; and

(iii)	Amount of royalties due, broken down by category and country; and

All reports under this Agreement will be treated as Licensee’s Confidential Information. If during any reporting period, no Net Sales are invoiced, billed, or received and no payment is due Licensor, Licensee shall nevertheless timely submit a written report to Licensor stating that no Net Sales were invoiced, billed, or received and no funds are due Licensor.

5.5

Examination of Records - Upon at least [***] written notice, Licensor, at its own cost and expense, through an independent auditor reasonably acceptable to Licensee, may inspect and examine such records and books of account of Licensee as are necessary, and where Licensee grants sublicenses or any other grant of rights in the Licensed Technology, it shall obtain a right for Licensor’s independent auditor reasonably acceptable to such Sublicensee, to examine such records and books of account of Sublicensees on Licensor’s behalf, as are necessary to verify the accuracy of Licensee’s royalty payments. Such right may be exercised [***] during any twelve-month period. Such examination may be performed at any time within [***] after the end of the reporting period to which the books of account pertain, and shall be performed during normal business hours at the major place of business or at such other site as may be agreed upon by Licensor and Licensee or the party who is subject to the inspection. Licensor may make abstracts or copies of such books of account solely for its use in performing the examination and such copies shall be considered the Confidential Information of Licensee.

5.6

Result of Examination - If any examination of Licensee’s records shows that Licensee has paid more than required under this Agreement, any excess amounts shall, at Licensee’s option, be promptly refunded or credited against future royalties with interest from the date of overpayment [***]. If any examination of Licensee’s records shows that Licensee has paid less than required under this Agreement, Licensee shall promptly pay the additional amount due together with interest as required under this Agreement for late payments. If the amount of underpayment exceeds [***] of the amount which should have been paid, Licensee shall also pay all reasonable, out-of-pockets costs incurred by Licensor with respect to such examination.

5.7

Reimbursement of plasmid materials – The proposed Sponsored Research Agreement shall contain a provision for the reimbursement of $221,300 USD with respect to the cost of manufacturing the plasmid material. In the event a Sponsored Research Agreement is not executed within [***] of the Effective Date, Licensee agrees to reimburse Licensor directly in the amount of $221,300 USD.

Article 6 – Performance

6.1

Licensee Efforts - During the term of this Agreement, Licensee shall use commercially reasonable efforts to exploit the Licensed Technology in the Field of Use in the Territory in countries where it is commercially reasonable to develop Licensed Products hereunder. As a minimum, Licensee agrees to achieve the following:

[***].

6.2

Notwithstanding the foregoing, any delays arising from unexpected scientific difficulties or regulatory delays shall be reasonably excused, provided that the Licensee provides timely notice of such situation and promptly uses commercially reasonable efforts to mitigate such situation.

If Licensee is unable to perform any of the above provisions in Article 6.1, then Licensor, after providing Licensee with written notice of Licensee’s failure to perform such obligations and Licensee failing within [***] of receiving such notice to cure such failure or otherwise reach agreement with Licensor on a procedure to remedy the failure, has the right and option to either:

(i)	terminate this Agreement; or

(ii)	reduce Licensee’s Field of Use; or

(iii)	convert this exclusive license to a non-exclusive license,

and this right, if exercised by Licensor, supersedes the rights granted in Article 2.

[***], Licensee shall provide an annual report to Licensor summarizing progress achieved on commercializing the Licensed Technology.

Licensee shall comply with all applicable international, federal, national, state, provincial, and local laws and regulations, including, for certainty, any applicable export control, embargo, anti-corruption, and international treaties regulating the sale or use of Licensed Products or containing the Licensed Technology (“Applicable Laws”). Without limiting the generality of the above, Licensee acknowledges that the Licensed Products and any related Licensed Technology may be subject to export controls imposed by Canada, the United States and other Applicable Laws, and may require disclosure to and permits or licenses to be issued by the government of Canada, the government of the United States and/or other applicable government agencies and departments (“Government”). Licensee shall obtain, maintain and comply with all required Government licenses and permits in connection with its use of the Licensed Technology and any manufacturing, marketing, sale, transportation and delivery of Licensed Products. Licensee acknowledges that its covenant to comply with Applicable Laws and obtain, maintain and comply with all requisite Government permits is fundamental condition of the entering into of this License by the Licensor.

Licensee shall not take any actions to invalidate the Licensed Patents or have them declared unenforceable.

Article 7 Intellectual Property

7.1

Licensed Patents – Unless otherwise provided herein, the Licensed Patents will be held in the name of Licensor and obtained with counsel or patent agent(s) authorized to represent Licensor and mutually agreed upon by the parties. Licensor shall provide Licensee with (a) copies of all relevant documentation related to the prosecution of the Licensed Patents so that Licensee may be informed and appraised of and meaningfully consulted as to their filing, continuing prosecution and maintenance and (b) reasonable opportunity to advise Licensor on the filing, continuing prosecution and maintenance, and to comment on all relevant matters relating thereto, including review of filings and draft responses prior to filing with the applicable patent office. In the event of a disagreement between Licensor and Licensee regarding the filing, prosecution or maintenance of the Licensed Patent Rights, Licensee shall have final decision making authority with respect to such disputed issue. In the event that Licensee does not agree that any given patent application or patent should be made, prosecuted or maintained (hereinafter referred to as a “Licensor Patent”), Licensor shall have the right unilaterally to make, prosecute and maintain such Licensor Patent, and Licensee shall not have any rights to such Licensor Patent. In the event that Licensor elects to abandon any patent or patent application within the Licensed Patents, it shall notify Licensee at least [***] in advance of the associated statutory deadline with the applicable patent office. In the event Licensee disagrees with such abandonment, Licensor shall continue prosecution or maintenance, as the case may be, of such patent or patent application.

7.1.1 Licensor shall use its reasonable efforts to amend any patent application to include claims reasonably requested by Licensee and required to protect the Licensed Products.

7.1.2 Licensee agrees to pay all costs and legal fees incurred by Licensor on behalf of Licensee for the filing, prosecution, maintenance and taxes for the Licensed Patents (other than Licensor Patents). Such costs will include the reasonable and documented -of Licensor’s internal patent agents, out-of-pocket costs for the filing, prosecution and maintenance of the Licensed Patents, including in the event of an Inter Partes Review by the US patent office (or similar process in a country outside the US) reasonable and documented attorneys’ fees, expenses, official and filing fees. All reasonable and documented expenses incurred after the Effective Date for such prosecution, maintenance and taxes shall be reimbursed to Licensor by Licensee within [***] of invoicing.

7.2

Patent Markings - Licensee shall comply with all applicable United States and foreign statutes relating to the marking of Licensed Product(s) and/or related packaging with patent pending, patent number(s), copyrights, or other intellectual property notices and legends required to maintain the intellectual property rights licensed under this Agreement.

Article 8 – Warranties

8.1	Licensor Warranties - Licensor represents and warrants as of the Effective Date:

8.1.1

to the best of its knowledge after due inquiry, applying a standard of care consistent with the practices of other Canadian public research and educational institutions, and not the standard of care exercised by or in a pharmaceutical industry research facility:

(i)

Licensor has identified all inventors of the Licensed Patents and Licensed Technology and the entire right and title to the Licensed Technology and the Licensed Patents have been properly assigned by the inventors and developers of such technology and patent applications to Licensor;

(ii)	Licensor is the owner or agent of the entire right, title and interest in and to the Licensed Patents; and

(iii)	Licensor has the right to grant the License hereunder, subject to the provisions of Article 2.

8.1.2

Licensor has not granted any rights under the Licensed Patents and Licensed Technology prior to the Effective Date that would be inconsistent with the rights granted to Licensee herein, subject to the provisions of Article 2;

8.1.3	Licensor has not received any written notice that any of the Licensed Patents are invalid or unenforceable; and

8.1.4

Licensor has not received any written notice of any actual or threatened claims from any Entity other than the Foundation that the use of or practice of the Licensed Patents or Licensed Technology infringes or misappropriates (or has infringed or misappropriated) the intellectual property of any third party.

8.2	Licensee Warranties - Licensee represents and warrants:

(i)	Licensee has full right and authority to enter into and fully perform its rights and obligations under this Agreement; and

(ii)	entering into this Agreement will not conflict with any other obligation of Licensee.

8.3	Limitation on Licensor’s Warranties – Other than the representations and warranties provided in this Article 8, LICENSOR MAKES NO REPRESENTATIONS OR

WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LICENSED TECHNOLOGY. ALL LICENSOR DELIVERABLES ARE MADE AVAILABLE TO LICENSEE STRICTLY ON AN “AS IS” BASIS. LICENSOR DOES NOT WARRANT THAT THE LICENSED TECHNOLOGY IS ERROR FREE OR THAT IT WILL MEET LICENSEE’S REQUIREMENTS. ALL IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED AND EXCLUDED. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF THE LICENSED TECHNOLOGY, DELIVERABLES, AND ANY PRODUCTS, SERVICES OR METHODS BASED ON THE LICENSED TECHNOLOGY IS ASSUMED BY LICENSEE. OTHER THAN AS EXPRESSLY SET OUT IN THIS ARTICLE 8, LICENSOR DOES NOT MAKE ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, CONCERNING THE PATENTABILITY OF ANY LICENSED TECHNOLOGY, THE VALIDITY OF ANY LICENSED PATENT(S), THE SCOPE OF ANY LICENSED PATENT(S) CLAIMS, OR WHETHER OR NOT THE EXERCISE OF THE RIGHTS LICENSED UNDER THIS AGREEMENT WILL OR WILL NOT RESULT IN INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

8.4	Licensee’s Indemnification

8.4.1

Licensee hereby indemnifies and undertakes to defend Licensor, its shareholders, directors, trustees, officers, employees, students and agents and hold them harmless against all third party claims, suits, proceedings, demands, actions of any nature or kind whatsoever including any actions for infringement of a third party’s intellectual property rights, as referred to in Article 9.1 by a third party (other than the Foundation, its directors, trustees, officers, employees, successors or assigns), damages, judgments, costs, expenses and fees (including but without limitation, reasonable legal expenses) or liability of any kind brought by a third party or otherwise related to third party claims arising out of or in any way associated with the development, sub-licensing, use, manufacture, marketing and sale of the Licensed Products or with the use of Licensed Technology, except, in each case, to the extent such third party claim or liability arises out of or is in any way associated with the gross negligence or willful misconduct of Licensor or breach of this Agreement by Licensor. The obligations of Licensee under this Section 8.4 shall survive the termination of this Agreement.

8.4.2

As a condition to a Licensor right to receive indemnification under Section 8.4.1, Licensor shall: (i) promptly notify Licensee as soon as it becomes aware of a claim or suit for which indemnification may be sought; (ii) reasonably cooperate, and cause the individual Licensor indemnitees to reasonably cooperate, with Licensee in the defense, settlement or compromise of such claim or suit; and (iii) permit Licensee to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may

Licensee compromise or settle any claim or suit in a manner which (A) admits fault or negligence on the part of Licensor or any other Licensor indemnitee; (B) commits Licensor or any other Licensor indemnitee to take, or forbear to take, any action, without the prior written consent of Licensor, or (C) grant any rights under the Licensed Patents except for Sublicenses as permitted herein. Licensor shall reasonably cooperate with Licensee and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.

8.5

Insurance - Licensee shall obtain and maintain, at its sole cost and expense, general liability insurance, product and product liability insurance in an amount reasonably sufficient to protect against activities related to this Agreement, including coverage for, without limitation, its indemnification obligations under Article 8.4 (the “Insurance Coverage”). Prior to any distribution or Commercial Sale of a Licensed Product Licensee shall obtain and maintain Insurance Cover at a minimum face amount of $[***] per occasion and an aggregate of $[***]. Upon request, Licensee shall furnish to Licensor a certificate evidencing compliance with these insurance obligations and coverages.

8.6	Limitation of Liability -

8.6.1

Subject to Sections 8.6.2 and 8.6.3, the liability of either party in relation to this Agreement shall in all circumstances be limited to direct damages and neither party shall be liable for any special, consequential, indirect, incidental, exemplary or punitive damages, whether in contract, tort or otherwise resulting from any cause of action whatsoever, including negligence, gross negligence, negligent misrepresentation, loss of profit, strict liability, operation of law, and/or fundamental breach or other theory of law.

8.6.2	Section 8.6.1 shall not apply in respect of damages arising from a breach of Article 10 or willful misconduct.

8.6.3

Except for a breach of Article 10 or willful misconduct, in no event shall Licensor’s aggregate liability for claims arising out of or in connection with this Agreement exceed an amount equal to the amounts paid under Article 4 of this Agreement.

Article 9 Infringement

9.1

Licensed Technology Infringes Third-Party’s Rights - Should any third party threaten or make a claim that the manufacture, use, or sale of a Licensed Product or the use of the Licensed Technology by Licensee infringes or constitutes wrongful use of such third party’s intellectual property rights, Licensee shall give Licensor prompt written notice detailing as many facts as possible concerning such claim. Licensor agrees, at its own expense, to provide all reasonable and necessary documents, in the possession of Licensor, and reasonable access at Licensor’s offices during business hours to personnel of Licensor with a knowledge of the dispute, to Licensee in any attempt by Licensee to resolve such claims.

9.2

Third-Party Infringement - Licensor and Licensee agree that, should either party become aware of any actual or potential infringement or wrongful or unauthorized use of the Licensed Technology or the Licensed Patents, that party becoming aware will give the other party prompt written notice detailing as many facts as possible concerning such infringement or potential infringement. During the Term, Licensee, at its own expense, shall have the right to prosecute infringement or wrongful or unauthorized use of the Licensed Technology and/or the Licensed Patents in the Field of Use in the Territory. Licensee shall have the right to join Licensor as a party plaintiff in any action brought by Licensee to enforce the Licensed Technology and/or Licensed Patents. Should Licensee join Licensor, Licensee shall pay all out-of-pocket expenses incurred by Licensor in its participation in the action. Licensee shall recover and retain any and all damages recovered from such an action. Licensor shall provide to Licensee all information reasonably required to assist with the prosecution of such action. The foregoing rights shall be subject to the continuing right of Licensor to intervene in an action commenced by Licensee at Licensor’s own expense.

9.3

Licensor Enforcement - Should Licensee not commence an action against a third party that is infringing or wrongfully using the Licensed Technology and/or Licensed Patents within 180 days of receiving or giving notice of such infringement, then Licensor may commence an action in its own name against such third party. Licensor shall have the right to join Licensee as a party plaintiff in any action brought by Licensor to enforce the Licensed Technology and/or Licensed Patents intellectual property rights. Should Licensor join Licensee, Licensor shall pay all out-of-pocket expenses incurred by Licensee in its participation in the action. Licensee shall provide to Licensor all information reasonably required to assist with the prosecution of such action. Licensor shall recover and retain any and all damages recovered from such an action.

Article 10 - Confidential Information

10.1

Confidential Information - The parties may exchange Confidential Information to each other in connection with this Agreement. The Receiving Party shall safeguard the Confidential Information received from the Disclosing Party and shall not disclose it to anyone within the Receiving Party’s organization without a “need to know” and without being bound to a written confidentiality agreement signed on terms no less stringent than set out herein, or, if to third parties, without appropriate written confidentiality agreements being signed on terms no less stringent than set out herein. Each party agrees to take reasonable precautions to protect the other party’s Confidential Information and preserve and shall use at least the same degree of care and precaution as is customarily used to protect its own Confidential Information and which in any event shall be a prudent and reasonable degree of care. Each party agrees not to use the other party’s Confidential Information other than as expressly set forth herein.

10.2

Notwithstanding Section 10.1, a Party may disclose Confidential Information (a) to regulatory authorities as reasonably needed to develop and/or obtain or maintain regulatory approvals of Licensed Products, (b) to its Sublicensees as reasonably needed to research, develop and/or commercialize Licensed Products, under terms of confidentiality that are no less restrictive than those set forth in this Agreement, (c) to prospective sublicensees, strategic partners, merger partners or acquirers, existing and potential investors and in each case, their respective professional advisors, in connection with evaluation and/or negotiation of possible sublicense, corporate partnering, merger, asset purchase or other similar transactions, provided that any such disclosure shall be subject to a written confidentiality agreement with terms of non-disclosure no less restrictive than those set forth in this Agreement, or (d) as reasonably needed to conduct or defend any litigation relating to this Agreement, the Licensed Products or such party’s rights hereunder. Furthermore, if the Receiving Party of Confidential Information becomes legally compelled to disclose any Confidential Information in order to comply with applicable law or with an order issued by a court or regulatory body with competent jurisdiction, the recipient shall (i) provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section; and (ii) disclose only that portion of Confidential Information that is legally required to furnish; provided that, in connection with such disclosure, the recipient shall use commercially reasonable efforts to obtain assurance that confidential treatment will be given with respect to such Confidential Information. If any party is required to file this Agreement with any governmental body, such party shall redact the terms of this Agreement to the extent possible in order to keep particularly sensitive provisions confidential.

Article 11 – Termination

11.1

Licensor’s Right to Terminate - Licensor may, at its option, terminate this Agreement immediately and without notice if [***], or (b) Licensee files in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or other Insolvency Event or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Licensee, or if Licensee is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [***] after the filing thereof. For purposes of this Section 11.1, an “Insolvency Event” shall mean Licensee (a) commenced a voluntary proceeding under any insolvency law, or (b) had an involuntary proceeding commenced against it under any insolvency law which has continued undismissed or unstayed for [***], or (c) had a receiver, trustee or similar official appointed for it or for any substantial part of its property, or (d) had an order for relief entered with respect to it by a court of competent jurisdiction under any insolvency law.

11.2

Mutual Termination. Either party may, at its option, terminate this Agreement if the other party: (a) becomes subject to, any proceeding under any Bankruptcy and Insolvency Act or any other statute of any state or country relating to insolvency or the protection of creditor’s rights; or (b) is in material breach or default of any obligation under this Agreement and fails to cure such breach or default, or satisfy that such breach or default has been cured, or otherwise reach agreement with the non-breaching party on a procedure to remedy the breach or default within [***] after receiving notice from the non-breaching party to cure.

11.3

Licensee’s Right to Terminate - Licensee may, at its option, terminate this Agreement on a Licensed Product-by-Licensed Product, country-by-country basis or in its entirety upon providing Licensor [***] written notice.

11.4

Obligations on Termination - Termination of this Agreement shall not release Licensor or Licensee from any obligation or liability to the other which shall have matured or accrued prior to termination. The following rights and obligations, in addition to others as expressly provided herein, shall survive termination:

(i)	Licensee shall make all reports as required herein prior to termination and shall submit a termination report as reasonably requested by Licensor within [***] of such request;

(ii)

Licensee shall pay all royalties or other payments due Licensor accrued for payment prior to termination, within [***] of the effective date of termination and shall promptly remit royalties or other payments due Licensor;

(iii)	Licensee shall maintain all records required to be kept herein for the period before termination, and shall allow Licensor examination privileges as set forth in Article 5;

(iv)	any licenses, releases, or agreements of non-assertion running in favour of end users of Licensed Products;

(v)	all claims and causes of action one party may have against the other; and

(vi)	all obligations to preserve and maintain the confidentiality of Confidential Information, except as required by court orders or by law or to satisfy government regulations.

Upon termination of this Agreement: (i) Licensee shall cease making, using, selling, marketing any Licensed Product (subject to the sell-off rights); and (ii) both parties shall destroy any Confidential Information disclosed by the other party and provide a certificate to such other party verifying such destruction. In addition, Licensee shall have the right, upon termination of this Agreement, to sell-off any inventory of Licensed Product for a period of [***], or as mutually agreed upon by the parties in writing.

Article 12 - General Provisions

12.1

Assignment - This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successor and permitted assigns. Except as may be expressly permitted in this Agreement, neither party may assign this Agreement or any of its rights, duties or obligations to any person or entity without first obtaining the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may assign this agreement without such consent (a) to an affiliate or (b) in connection with the sale of all or substantially all of its business or assets to which this agreement relates, whether by merger, consolidation, reorganization, stock sale, change of control, operation of law or otherwise.

12.2	Intentionally Omitted.

12.3

Counterparts - This agreement may be executed in any number of counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of executing this agreement, a facsimile (including a PDF delivered via email) copy of this agreement, including the signature pages, will be deemed an original.

12.4

Dispute Resolution - Licensor and Licensee shall provide the other party with prompt written notice of any controversy or dispute arising out of or in connection with this Agreement, its interpretation, performance or termination. Both parties do hereby agree to make best efforts to amicably resolve any such dispute within a reasonable time after receiving written notice of the existence of such dispute.

12.5

Entire Agreement - This Agreement (including without limitation the Background section and the schedules and exhibits attached hereto) and any documents incorporated by reference herein, constitute the entire agreement and understanding between Licensor and Licensee pertaining to the subject matter hereof and supersede all prior or collateral agreements, understandings, negotiations and discussions pertaining to such subject matter, whether oral or written or in electronic form. Except as specifically set out herein, there are no conditions, representations, warranties, undertakings, promises, inducements, or agreements whether direct, indirect, collateral, express or implied made by Licensor to Licensee. No modification, supplement or waiver of this Agreement shall be binding unless executed in writing by authorized officers of each party.

12.6

Force Majeure - Neither Licensor nor Licensee shall be in default of the terms of this Agreement because the party delays performance or fails to perform such terms; provided such delay or failure is not the result of the party’s intentional or negligent acts or omissions, but the result of causes beyond the reasonable control of such party (any such cause is a “Force Majeure Event”). Causes reasonably beyond the control of Licensor and Licensee shall include, but not be limited to, revolutions; civil disobedience; fires; acts of God, war, or public enemies; blockades; embargoes; strikes; labour disputes; governmental, administrative or judicial orders, delays in transit or deliveries. In the event of a Force Majeure Event, each party shall be allowed a reasonable period of time to fulfil its obligations hereunder, however, where such Force Majeure Event continues more than 180 days, the party not seeking to rely on the Force Majeure Event to excuse its non-performance, may terminate this Agreement.

12.7

Further Assurances - The parties agree that each of them shall, upon reasonable request of the other, do or cause to be done all further lawful acts, deeds and assurances whatsoever required for the better performance of the terms and conditions of this Agreement.

12.8

Headings - The article, section and subsection titles and headings contained in this Agreement are for convenience and reference only. Such titles and headings do not form a part of this Agreement, shall not define or limit the scope of the articles, sections or subsections, and shall not affect the construction or interpretation of any of the articles, sections or subsections.

12.9

Notices - All notices, reports, payments, requests, consents, demands and other communications between Licensor and Licensee, pertaining to subjects related to this Agreement, shall be in writing and shall be deemed duly given and effective: when actually received by mail or personal delivery; or when mailed by prepaid registered or certified mail to the receiving party at the address set forth below, or to such other address as may be later designated by written notice from either party to the other party:

Licensor’s notification address:

Queen’s University – Office of Partnerships & Innovation
[***]

Licensee’s notification address:

Taysha Gene Therapies, Inc.
[***]

With copy to:
[***]

12.10

Publicity - Neither party will use the name of the other party, or of Licensor, in any publicity without the prior written approval of the party being so named. Such approval from either party shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Licensee may use the name of Licensor in a non-misleading and factual manner solely in (a) executive summaries, business plans, offering memoranda and other similar documents used by Licensee for the purpose of raising financing for the operations of Licensee as related to Licensed Products, or entering into commercial contracts with third parties, but in such case only to the extent necessary to inform a reader that the Licensed Patents and Licensed Technology have been licensed by Licensee from Licensor, and to inform a reader of the identity and published credentials of inventors of intellectual property, and (b) any securities reports required to be filed with the Securities and Exchange Commission. Licensor may use the name of Licensee in a non-misleading and factual manner to provide aggregate technology transfer revenues in University public reports.

12.11

Severability - In the event that any provision or term of this Agreement shall be held by a court to be illegal or unenforceable, all of the other terms and provisions hereof shall remain in full force and effect, except that if the provision or term held to be illegal or unenforceable is also held to be a material part of this Agreement such that the party in whose favour the material term or provision was stipulated herein would not have entered into this Agreement without such term or provision, then the party in whose favour the material term or provision was stipulated shall have the option upon such a holding, to terminate this Agreement.

12.12

Waiver of Rights - In order to be effective, any waiver, by either party, of any right under this Agreement, must be in writing signed by an authorized representative of the party making the waiver. No such waiver or failure of Licensor or Licensee to enforce a right or strict performance under this Agreement shall be deemed to be a waiver or forbearance which would in any way prevent Licensor or Licensee from subsequently asserting or exercising any such rights, making a claim not specifically waived, or requiring strict performance of this Agreement. No such waiver or failure to enforce shall affect the validity of this Agreement or be a continuing waiver excusing compliance with any provision of this Agreement in the future.

- Signatures Follow -

IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be executed by their duly authorized representative:

Queen’s:	/s/ James Banting	Feb. 21, 2020
	Name: James Banting	Date
Title: Assistant Vice-Principal (Partnerships and Innovation)

Licensor:	/s/ RA Session II	2/25/2020
	Name: RA Session II	Date
Title: Founder

Schedule A

List of Patents and Applications

[***]

Schedule B

List of Know-How

“Know-How” means trade secrets, Confidential Information, and other useful, technical information, including without limitation knowledge, know-how, procedures, devices, methods, formulas, software, designs, techniques, processes, and inventions not known to the public, related to the Licensed Patents. Know-How will include all public and non-public data and be available to Licensee sufficient detail to support regulatory filings. Know-How shall include, but is not limited to the following:

[***]